EXHIBIT 11.1
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                             SOLA INTERNATIONAL INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)
                                                Fiscal Year     Fiscal Year     Four Months
                                                   Ended           Ended           Ended
                                                 March 31,       March 31,       March 31,
                                                   1996            1995            1994
                                                -------------   -------------   -------------

Income (loss) before extraordinary item.......        $34,588         $13,640        $(61,394)
Extraordinary item, repurchase of senior
 subordinated notes (1995-write-off of debt
 issuance costs), net of tax..................           (912)         (3,915)          -
                                                -------------   -------------   -------------
Net income (loss).............................        $33,676         $ 9,725        $(61,394)
                                                =============   =============   =============
Weighted average number of common and common
 equivalent shares outstanding................         21,785          16,710          16,319

Add:  Assumed dilution arising from exercise
 of common equivalent shares (stock options)..         1,159              772            -

Add:  Adjustment for common shares issued
 below the public offering price during the
 twelve months preceding the Company's
 initial public offering......................           -                 34              34

Weighted average number of common and common
 equivalent shares used in earnings (loss)
 per share calculation........................         22,944          17,516          16,353
                                                =============   =============   =============
Earnings (loss) per share:
 Income (loss) before extraordinary item......         $ 1.51         $  0.78         $ (3.75)
 Extraordinary item...........................          (0.04)          (0.22)           -
                                                -------------   -------------   -------------
 Net income (loss)............................         $ 1.47         $  0.56         $ (3.75)
                                                =============   =============   =============
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